LOS ANGELES SINGAPORE DUBLIN PENANG KUALA LUMPUR BANGKOK

FOR IMMEDIATE RELEASE	Company Contact: Dale Cheesman Corporate Secretary (818) 787-7000	Investor Contact: Berkman Associates (310) 277-5162 info@BerkmanAssociates.com

Trio-Tech Reports Fiscal 2003 Results

     Van Nuys, CA, — September 25, 2003 — Trio-Tech International (AMEX:TRT) today announced financial results for the fiscal year ended June 30, 2003.

     For fiscal 2003, total revenue increased 8.3% to $21,246,000 from $19,617,000 for fiscal 2002. Gross margin for fiscal 2003 improved to 23.5% from 18.8% for fiscal 2002. Operating income (before non-cash items) increased to $186,000 for fiscal 2003 compared to an operating loss (before non-cash items) of $1,981,000 for fiscal 2002. The net loss for fiscal 2003 was $81,000, or $0.03 per share, after a non-cash impairment charge on assets of $358,000 and a loss on disposal of assets of $115,000. This compares to a net loss for fiscal 2002 of $3,547,000, or $1.21 per share, after goodwill, intangibles and asset impairment charges of $1,631,000 and a gain on disposal of assets of $33,000.

     At June 30, 2003, shareholders’ equity was $8,590,000, or approximately $2.93 per share, which included cash and short-term deposits $5,803,000.

Additional Performance Measures

     Net cash provided from operating activities was $1,253,000 for fiscal 2003 compared to a deficit of $(1,717,000) for fiscal 2002.

     Testing services backlog increased to $5,138,000 at June 30, 2003 from $1,739,000 at March 31, 2003. At June 30, 2002, testing services backlog was $6,615,000.

     “As evidenced by the substantial increase in testing services backlog in the fourth quarter compared to the third quarter, we are beginning to see encouraging signs of incipient recovery in the semiconductor industry after the prolonged global slump that affected our customers’ and Trio-Tech’s performance again in fiscal 2003. Activity has increased at our semiconductor testing and burn-in facilities in the Far East among both established and new accounts, which we believe validates our decision to invest in our testing technology and capacity despite the downturn. Inquiries also are rising for the first time in a long time regarding certain of our manufactured products. We are optimistic about Trio-Tech’s opportunity for renewed growth in the new fiscal year,” said Charles Wilson, Chairman.

     President and Chief Executive Officer S.W. Yong said, “We expect that the actions we took in fiscal 2003 will enhance efficiency and further reduce labor and facilities costs in the current fiscal year. With our lean cost structure and increasingly efficient operations, we believe that Trio-Tech is well-positioned to benefit as our industry recovers.”

(more)

14731 Califa Street, Van Nuys, CA 91411, USA • TEL: (818) 787-7000 • FAX (818) 789-9130

Trio-Tech Reports Fiscal 2003 Results
September 25, 2003
Page Two

Segment Review

     Net sales for Trio-Tech’s testing services segment increased to $9,505,000 for fiscal 2003 from $8,942,000 for fiscal 2002. Operating income in the testing segment increased 18% to $803,000 for fiscal 2003 from $680,000 a year earlier. Manufacturing segment revenue declined to $4,674,000 for fiscal 2003 from $5,022,000 for the prior year. The operating loss in the manufacturing segment decreased to $802,000 for fiscal 2003 compared to an operating loss of $4,013,000 a year earlier. Distribution segment revenue increased to $7,067,000 for fiscal 2003 from $5,653,000 a year earlier. The distribution segment reported an operating loss of $212,000 for fiscal 2003 compared to an operating loss of $69,000 for the prior year.

About Trio-Tech

     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.

Forward-Looking Statements

     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

#3399

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Twelve Months Ended		Three Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

	(audited)		(unaudited)
NET SALES	$21,246	$19,617	$4,719	$5,012
COST OF SALES	16,245	15,926	3,867	4,565

GROSS PROFIT	5,001	3,691	852	447
OPERATING EXPENSES:
General and administrative	3,992	4,141	800	907
Selling	702	1,200	47	312
Research and development	121	331	32	72
Impairment loss	358	1,631	358	1,008
(Gain) loss on disposal of property, plant and equipment	115	(33)	3	4

Total	5,288	7,270	1,240	2,303

INCOME (LOSS) FROM OPERATIONS	(287)	(3,579)	(388)	(1,856)
OTHER INCOME (EXPENSE)
Interest (expense)	(185)	(207)	(40)	(48)
Other income (expense)	347	306	106	(83)

Total	162	99	66	(131)

INCOME (LOSS) BEFORE INCOME
TAXES AND MINORITY INTEREST	(125)	(3,480)	(322)	(1,987)
INCOME TAXES (BENEFIT)	94	53	23	(15)

INCOME (LOSS) BEFORE MINORITY INTEREST	(219)	(3,533)	(345)	(1,972)
MINORITY INTEREST	138	(14)	89	(71)

NET (LOSS) INCOME	(81)	(3,547)	(256)	(2,043)

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gain on investment	21	24	45	24
Foreign currency translation adjustment	18	262	84	252

COMPREHENSIVE (LOSS) INCOME	$(42)	$(3,261)	$(127)	$(1,767)

EARNINGS (LOSS) PER SHARE, Basic and Diluted	$(0.03)	$(1.21)	$(0.09)	$(0.70)

WEIGHTED AVERAGE NUMBER OF COMMON & COMMON SHARES OUTSTANDING, Basic and Diluted	2,928	2,928	2,928	2,928

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (AUDITED)
(IN THOUSANDS)

	June 30,
ASSETS
	2003	2002

CURRENT ASSETS:
Cash	$1,495	$1,007
Short-term deposits	4,308	6,027
Short term investments	485	554
Trade accounts receivable, net	3,643	4,148
Other receivables	373	527
Inventories	1,049	1,014
Prepaid expenses and other current assets	140	128

Total current assets	11,493	13,405
PROPERTY AND EQUIPMENT, Net	5,210	5,593
OTHER ASSETS, Net	8	77

TOTAL ASSETS	$16,711	$19,075

LIABILITIES & SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$300	$1,227
Accounts payable	1,080	1,717
Accrued expenses	2,096	2,315
Income taxes payable	56	106
Current portion of notes payable and capitalized leases	934	1,121

Total current liabilities	4,466	6,486
LONG-TERM DEBT AND CAPITALIZED LEASES, net of current portion	836	986
DEFERRED INCOME TAXES	711	669
MINORITY INTEREST	2,108	2,316
SHAREHOLDERS’ EQUITY	8,590	8,618

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$16,711	$19,075